Exhibit 99.1

O-I Reports Robust Fourth Quarter Sales and Earnings

2007 full year results exceed expectations

Perrysburg, Ohio, January 30, 2008 – Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the fourth quarter and full year ending December 31, 2007.

Fourth Quarter Net Sales Increase 15.2%

The Company reported net sales from continuing operations of $1.957 billion for the fourth quarter of 2007, compared with $1.699 billion a year ago, an increase of $258 million or 15.2%.  Approximately two- thirds of the quarter’s sales increase is attributable to favorable currency translation.  Improved prices and product sales mix accounted for the remaining one third of the sales increase.  Sales volume, measured in terms of glass tons shipped was down approximately 1% in the fourth quarter of 2007, compared with the same quarter in 2006 and for the full year, volume was up 2%.

Fourth Quarter Results Improve by More Than $100 Million

The Company reported earnings from continuing operations for the fourth quarter of 2007 of $14.6 million compared, with a fourth quarter loss of $90.0 million a year ago.  Both quarters include items that management considers not representative of ongoing operations.  A description of these items is shown below in Note 1. Exclusive of these items, 2007 fourth quarter earnings from continuing operations rose to $167.4 million, compared with $35.7 million last year.

The increase in earnings excluding Note 1 items was primarily attributable to better operating profit margins driven by: (1) improved prices and product sales mix, (2) lower warehouse, delivery and other cost of sales and (3) reduced operating expenses.  Favorable foreign currency translation and a lower worldwide effective tax rate also contributed to the earnings improvement.

Fourth Consecutive Quarter of Positive EPS

The Company earned $0.06 per share (diluted) from continuing operations in the fourth quarter of 2007 compared with a loss of $0.63 per share for the fourth quarter of 2006.  Exclusive of the items listed in Note 1, earnings per share (diluted) from continuing operations increased to $1.00 in the fourth quarter 2007 from $0.19 in the same quarter last year.  A description of the items management considers not representative of ongoing operations and a reconciliation of the GAAP to non-GAAP earnings and earnings per share can be found in the tables accompanying this release and in charts on the Company’s web site (www.o-i.com).

Full Year Results Improve by more than $300 Million

Net sales from continuing operations for 2007 increased 14% to $7.567 billion from $6.650 billion in 2006.  The $917 million increase was driven by:  (1) favorable currency translation, principally of the Euro and Australian dollar, (2) improved prices and product sales mix across all regions, and (3) a 2% increase in the tons of glass sold globally.

For the full year 2007, the Company reported earnings from continuing operations of $299.3 million or $1.78 per share (diluted), compared with a loss from continuing operations of $3.8 million or $0.17 per share last year.

Exclusive of the items listed in Note 2 that management considers not representative of ongoing operations, the Company earned $493.7 million or $2.94 per share (diluted) in 2007, compared with $173.2 million or $0.98 per share (diluted) in 2006, an increase of 185%.  The reported results for both years exclude the plastics packaging business which was sold on July 31, 2007.  The increased earnings in 2007 were primarily the result of improved prices and product sales mix, improvements in glass factory operating efficiencies, favorable foreign currency translation, and a lower worldwide effective tax rate.

“2007 was clearly a successful year for O-I.  Our team achieved this success through manufacturing efficiencies, operating cost improvements, pricing discipline and procurement initiatives,” said Al Stroucken, Chairman and Chief Executive Officer. “We also significantly improved our capital structure.  We now have greater flexibility to build on our global leadership position.”

2007 Cash Flow Improves, Supported by Working Capital and Capital Spending

Cash provided by continuing operating activities was $154.6 million in the fourth quarter of 2007, compared with $232.4 million in the same quarter of 2006.  Free Cash Flow (defined as cash provided by continuing operations, plus collections on receivables arising from securitization, less capital spending for continuing operations) was $26.8 million in the fourth quarter of 2007, compared with $126.1 million during the same quarter in 2006.  For the year 2007, the Company increased its generation of Free Cash Flow to $332.6 million, compared with negative Free Cash Flow of $46.7 million in 2006.  The $379.3 million year-over-year increase in Free Cash Flow resulted principally from improved profit margins. Higher cash from the change in working capital substantially offset the additional spending to settle asbestos-related claims and lawsuits in the third and fourth quarters.  Management expects that Free Cash Flow generation will exceed $425 million in 2008.

During the fourth quarter of 2007, working capital was a $53.9 million source of cash for the Company, compared with a $116.9 million source during the same period in 2006.  For the full year 2007, working capital was a $36.2 million source of cash for the Company, as compared with a $129.8 million use of cash last year, including collections on receivables arising from securitization.

For the year 2007, the Company reported $292.5 million in capital expenditures plus $27.0 million capitalized under financing arrangements and $452.3 million of depreciation and amortization expense.  The Company expects that the level of capital expenditures for continuing operations in 2008 will increase, but will not exceed 80% to 85% of the depreciation and amortization expense for the year.

Debt Reduced by More than $1.7 Billion

The Company repaid approximately $1.9 billion in debt during 2007.  This was primarily achieved by applying the net proceeds from the sale of the plastics business along with cash generated from operations.  As of December 31, 2007, the Company had a total debt balance of $3.714 billion compared with $5.457 billion at year end 2006.  The amount of debt reported on the balance sheet at the end of 2007 does not reflect the full amount of cash used for debt repayment due to the unfavorable effect of approximately $200 million in foreign currency translation on the debt balance.  The Company also had more than $800 million of available capacity under its secured revolving credit facility at year end 2007.

Effective Tax Rate Decreases

The Company’s reported tax rate was 29.2% in 2007, and 75.9% in 2006.  Excluding the items presented in Note 2, the Company’s worldwide effective tax rate from continuing operations was 24.4% in 2007.  This compares to an effective tax rate for continuing operations of 40.3% in 2006.  The reduction is principally due to:  (1) a change in mix of earnings to jurisdictions where the Company is subject to lower effective rates, and (2) the effect of higher earnings and lower interest costs in the U.S., where the Company has recognized a valuation allowance on net deferred tax assets.  Cash tax payments for the full year 2007, excluding cash taxes on the sale of the plastics business, amounted to $152.5 million, compared to $125.5 million for 2006.  The cash tax increase is a result of improved earnings, the unfavorable effect of foreign currency translation, and the impact of restructuring tax costs for the continuing business.  The Company expects that the effective tax rate will not change significantly in 2008 and cash taxes will be in the range of $175 million to $185 million.

Asbestos Payments Increase; Accrued Liability, Deferred Amounts Payable and Pending Cases Decline

Asbestos-related cash payments during the fourth quarter and full year of 2007 totaled $120.9 million and $347.1 million,

respectively.  This compares with $34.9 million and $162.5 million for the same periods last year. Cash payments increased in part to fund, on an accelerated basis, settlements of certain claims on terms favorable to the Company.  Cash payments were also used, in part, to reduce the deferred amounts payable for previously settled claims to approximately $34 million as of December 31, 2007, from approximately $82 million as of December 31, 2006.

New asbestos-related lawsuits and claims reported in 2007 were approximately 9,000 compared with 7,000 during 2006.  The Company believes that without its accelerated settlement of claims, the number of new asbestos-related lawsuits and claims would have been down year-over-year.  In addition, the number of pending asbestos-related lawsuits and claims was down 26% to approximately 14,000 as of December 31, 2007, compared with approximately 19,000 pending as of year end 2006.

The Company conducted a comprehensive review of its asbestos-related liabilities and costs in connection with finalizing and reporting its results for the full year 2007.  As a result of that review, the Company recorded a non-cash charge of $115.0 million (pretax and after tax) to increase the accrual for future asbestos-related costs.  In 2006, the Company increased its accrual for future asbestos-related costs by $120.0 million (pretax and after tax). The balance of the accrual for future asbestos-related costs as of December 31, 2007, was $455.5 million, compared with $687.6 million as of December 31, 2006.

Company Optimistic about 2008

The Company expects to continue building on its 2007 successes.  “The operational progress we’ve made over the last year will serve as a solid foundation for our business going forward,” continued Stroucken.  “I’m confident that we are capable of much more.  While we continue to build a stronger, leaner and more flexible company, we will begin to focus more on marketing and innovation to maximize the value of the products and services we offer our customers.  Having a stronger balance sheet will also give us the financial flexibility we need to tap new markets and expand in others.”

Note 1:

The table below represents items in the fourth quarter of 2007 and 2006 that management considers not representative of ongoing operations.

	Three months ended Dec. 31
	2007		2006
$ Millions, except per share amounts	Earnings	EPS	Earnings	EPS
Earnings from continuing operations	$14.6	$0.06	$(90.0)	$(0.63)
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Asbestos-related charges	115.0	0.71	120.0	0.78
Charge for restructuring and asset impairments	29.0	0.18
Note repurchase premiums & write-off of deferred finance fees	8.8	0.05
CEO transition and other separation charges			20.7	0.13
Curtailment of postretirement benefits in The Netherlands			(11.2)	(0.07)
Reversal of non-U.S. deferred tax valuation allowance partially offset by tax restructuring charges			(5.7)	(0.03)
Loss from mark to market effect of Natural gas hedge contracts			1.9	0.01
Earnings from continuing operations exclusive of above items	$167.4	$1.00	$35.7	$0.19

Note 2:

The table below represents items for the full year 2007 and 2006 that management considers not representative of ongoing operations.

	Twelve months ended Dec. 31
	2007		2006
$ Millions, except per share amounts	Earnings	EPS	Earnings	EPS
Earnings from continuing operations	$299.3	$1.78	$(3.8)	$(0.17)
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Asbestos-related charges	115.0	0.68	120.0	0.78
Charge for restructuring and asset impairments	84.1	0.51
Gain from recognition of foreign tax credits	(13.5)	(0.08)
Note repurchase premiums & write-off of deferred finance fees	8.8	0.05	17.1	0.11
Charge for Godfrey plant closure			27.7	0.18
CEO transition and other separation charges			20.7	0.13
Curtailment of postretirement benefits in The Netherlands			(11.2)	(0.07)
Loss from mark to market effect of natural gas hedge contracts			8.4	0.05
Reversal of non-U.S. deferred tax valuation allowance partially offset by tax restructuring charges			(5.7)	(0.03)
Earnings from continuing operations exclusive of above items	$493.7	$2.94	$173.2	$0.98

Regulation G

The information presented above regarding earnings from continuing operations exclusive of items management considers not representative of ongoing operations does not conform to generally accepted accounting principles (GAAP).  It should not be construed as an alternative to the reported results determined in accordance with GAAP.  Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations.  Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting, and calculating bonus payments.  Management believes that the excluded items are not reflective of ongoing operations, so the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

Company Profile

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world.  With the leading position in Europe, North America, Asia Pacific and Latin America, O-I manufactures consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs more than 25,000 people with 83 manufacturing facilities in 22 countries.  In 2007, net sales were $7.6 billion.  For more information, visit http://www.o-i.com.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk.  It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in the tax rates and laws, (4) consumer preferences for alternative forms of packaging,

(5) fluctuation in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) the ability of the Company to raise selling prices, commensurate with energy and other cost increases, without the loss of customers or sales volume, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims.  It is not possible to foresee or identify all such factors.  Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations.  While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Conference Call Scheduled for January 31

O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, January 31, 2008, at 8:30 a.m., Eastern Time.  A live Webcast of the conference call will be available on the O-I Web site (www o-i.com).

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m. Eastern Time on January 31st.  Ask for the O-I conference call.  A replay of the call will be available on the O-I Web site (www o-i.com) for 30 days following the call.

Additional Information

Additional information regarding fourth quarter sales, Segment Operating Profit and EPS comparisons to prior year is available on the O-I Web site, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

Contact:	O-I, Sasha Sekpeh, 567-336-2355 – Investor Relations
O-I, Lauren Dubilzig, 567-336-1312 – Corp. Communications

Copies of O-I news releases are available on the O-I Web site at http://www.o-i.com or at http://www.prnewswire.com.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Three months ended December 31,		Years ended December 31
	2007	2006	2007	2006
Revenues:
Net sales	$1,957.3	$1,699.4	$7,566.7	$6,650.4
Royalties and net technical assistance	5.0	5.3	19.7	16.5
Equity earnings	11.8	4.1	34.1	23.4
Interest	12.3	5.0	42.3	19.2
Other (b)	7.6	20.3	16.4	39.5
	1,994.0	1,734.1	7,679.2	6,749.0
Costs and expenses:
Manufacturing, shipping, and delivery (c)	1,536.4	1,417.3	5,971.4	5,481.1
Research, development, and engineering	19.3	8.7	65.8	48.7
Selling and administrative (d)	132.3	154.8	520.6	530.4
Interest (e)	88.4	81.3	348.6	349.0
Other (f)	163.4	132.5	266.2	174.7
	1,939.8	1,794.6	7,172.6	6,583.9
Earnings from continuing operations before items below	54.2	(60.5)	506.6	165.1
Provision for income taxes (g)	24.3	17.8	147.8	125.3
Minority share owners’ interests in earnings of subsidiaries	15.3	11.7	59.5	43.6
Earnings (loss) from continuing operations	14.6	(90.0)	299.3	(3.8)
Net earnings (loss) of discontinued operations		(12.8)	2.8	(23.7)
Gain on sale of discontinued operations	(33.4)		1,038.5
Net earnings (loss)	$(18.8)	$(102.8)	$1,340.6	$(27.5)

Less convertible preferred stock dividends	(5.4)	(5.4)	(21.5)	(21.5)
Available to common share owners	$(24.2)	$(108.2)	$1,319.1	$(49.0)

Basic net earnings per share of common stock:
Earnings (loss) from continuing operations	$0.06	$(0.63)	$1.80	$(0.17)
Net earnings (loss) of discontinued operations		(0.08)	0.02	(0.15)
Gain on sale of discontinued operations	(0.21)		6.73
Net earnings (loss)	$(0.15)	$(0.71)	$8.55	$(0.32)

Weighted average shares outstanding (000s)	155,613	152,470	154,215	152,071

Diluted net earnings per share of common stock:
Earnings (loss) from continuing operations	$0.06	$(0.63)	$1.78	$(0.17)
Net earnings (loss) of discontinued operations		(0.08)	0.02	(0.15)
Gain on sale of discontinued operations	(0.21)		6.19
Net earnings (loss)	$(0.15)	$(0.71)	$7.99	$(0.32)

Diluted average shares (000s) (h) (i)	160,956	152,470	167,767	152,071

(a)

Amounts related to the Company’s plastics packaging business have been reclassified to discontinued operations following the June 11, 2007 announcement of an agreement to sell the business. The sale was completed on July 31, 2007.

(b)

Amount for the three months and year ended December 31, 2006 includes a gain of $15.9 million ($11.2 million after tax) for the curtailment of postretirement benefits in The Netherlands. The effect of this gain is an increase in earnings per share of $0.07.

(c)

Amount for three months ended December 31, 2006 includes a loss of $2.0 million ($1.9 million after tax) from the mark to market effect of natural gas hedge contracts. The effect of this loss is a decrease in earnings per share of $0.01.

Amount for the year ended December 31, 2006 includes a loss of $8.7 million ($8.4 million after tax) from the mark to market effect of natural gas hedge contracts. The effect of this loss is a decrease in earnings per share of $0.05.

(d)

Amount for the three months and year ended December 31, 2006 includes a charge of $20.8 million ($20.7 million after tax) for CEO transition and other costs. The effect of this charge is a reduction in earnings per share of $0.13.

(e)

Amount for the three months and year ended December 31, 2007 includes a charge of $9.5 million ($8.8 million after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity. The effect of this charge is a decrease in earnings per share of $0.05.

Amount for the year ended December 31, 2006 includes charges of $17.5 million ($17.1 million after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity. The effect of these charges is a reduction in earnings per share of $0.11.

(f)

Amount for the three months and year ended December 31, 2007 includes a charge of $115.0 million (pretax and after tax) to increase the accrual for estimated future asbestos-related costs. The effect of this charge is a reduction in earnings per share of $0.71 and $0.68 for the three months and year ended December 31, 2007, respectively.

Amount for the three months ended December 31, 2007 includes a charge of $38.4 million ($29.0 million after tax) for restructuring and asset impairment. The effect of this charge is a decrease in earnings per share of $0.18.

Amount for the year ended December 31, 2007 includes charges of $100.3 million ($84.1 million after tax) for restructuring and asset impairments. The effect of these charges is a decrease in earnings per share of $0.51.

Amount for the three months and year ended December 31, 2006 includes a charge of $120.0 million (pretax and after tax) to increase the accrual for estimated future asbestos-related costs. The effect of this charge is a reduction in earnings per share of $0.78.

Amount for the year ended December 31, 2006 includes a charge of $29.7 million ($27.7 million after tax) for the closing of the Godfrey, Illinois machine parts manufacturing operation. The effect of this charge is a reduction in earnings per share of $0.18.

(g)

Amount for year ended December 31, 2007 includes a benefit of $13.5 million for the recognition of tax credits related to restructuring of investments in certain European operations. The effect of this benefit is an increase in earnings per share of $0.08.

Amount for the three months and year ended December 31, 2006 includes a benefit of $5.7 million from the reversal of a non-U.S. deferred tax asset valuation allowance partially offset by charges related to international tax restructuring. The effect of this benefit is an increase in earnings per share of $0.03.

(h)

The number of diluted shares for year ended December 31, 2007 was increased by 8,589,000 because the assumed conversion of the convertible preferred shares is dilutive to the related earnings per share amount for those periods. Accordingly, dividends were not deducted from earnings in calculating diluted earnings per share for those periods. Earnings per share amounts are calculated discretely for each period and quarterly amounts do not necessarily total the year to date amounts because of dilution and rounding.

(i)	Diluted earnings per share of common stock are equal to basic earnings per share of common stock for 2006 due to the net loss.

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended December 31,		Years ended December 31,
	2007	2006	2007	2006
Cash flows from operating activities:
Net earnings	$(18.8)	$(102.8)	$1,340.6	$(27.5)
Net (earnings) loss of discontinued operations	—	12.8	(2.8)	23.7
Gain on sale of discontinued operations	33.4		(1,038.5)
Non-cash charges:
Depreciation	102.5	106.0	423.4	427.7
Amortization of intangibles and other deferred items	10.0	5.5	28.9	22.3
Amortization of finance fees	2.0	1.3	8.6	5.7
Future asbestos related costs	115.0	120.0	115.0	120.0
Restructuring and asset impairment	38.4		100.3
CEO and other transition charges		20.8		20.8
Curtailment of postretirement benefits in The Netherlands		(15.9)		(15.9)
Reverse non-U.S. deferred tax valuation allowance net of tax restructuring charges		(5.7)		(5.7)
Mark to market effect of natural gas hedge contracts		2.0		8.7
Charge for closing the Godfrey, Illinois plant				29.7
Other	(11.7)	4.5	53.3	12.5
Asbestos-related payments	(120.9)	(34.9)	(347.1)	(162.5)
Change in non-current operating assets	(20.7)	9.1	(7.4)	(33.3)
Change in non-current liabilities	(28.5)	(7.2)	(85.4)	(58.1)
Change in components of working capital	53.9	116.9	36.2	(257.1)

Cash provided by continuing operating activities	154.6	232.4	625.1	111.0
Cash provided by discontinued operating activities		3.3	11.3	39.3
Cash flows from investing activities:
Additions to property, plant, and equipment - continuing	(127.8)	(106.3)	(292.5)	(285.0)
Additions to property, plant, and equipment - discontinued		(13.8)	(23.3)	(35.3)
Collections on receivables arising from consolidation of receivables securitization program (a)				127.3
Acquisitions, net of cash acquired			(9.8)
Net cash proceeds from divestitures and asset sales	(28.0)	0.7	1,770.0	15.1
Cash provided by (utilized in) investing activities	(155.8)	(119.4)	1,444.4	(177.9)
Cash flows from financing activities:
Additions to long-term debt	2.8	25.0	406.4	1,206.5
Repayments of long-term debt	(1,219.4)	(268.4)	(2,393.2)	(1,341.8)
Increase (decrease) in short-term loans	7.2	106.0	(21.5)	158.9
Net receipts (payments) for hedging activity	5.7	(2.5)	5.7	(6.8)
Payment of finance fees			(6.3)	(12.3)
Convertible preferred stock dividends	(5.4)	(5.4)	(21.5)	(21.5)
Issuance of common stock and other	19.0	3.3	62.8	8.0
Cash utilized in financing activities	(1,190.1)	(142.0)	(1,967.6)	(9.0)
Effect of exchange rate fluctuations on cash	34.1	6.1	51.8	12.7
Increase (decrease) in cash	(1,157.2)	(19.6)	165.0	(23.9)
Cash at beginning of period	1,544.9	242.3	222.7	246.6
Cash at end of period	$387.7	$222.7	$387.7	$222.7

(a)

During the fourth quarter of 2005, the Company expanded the capacity of its European accounts receivable securitization program. The terms of this expansion resulted in changing the accounting for the program from off-balance sheet to on-balance sheet accounting for the program by consolidating both the trade accounts receivable in the program and the secured indebtedness of the same amount. Cash inflows related to receipts from customers in payment of the accounts receivable consolidated at December 13, 2005 have been classified as investing cash inflows in the accompanying Consolidated Statement of Cash Flows.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	Dec. 31,	Dec. 31,
	2007	2006
Assets
Current assets:
Cash, including time deposits	$387.7	$222.7
Short-term investments, at cost which approximates market	59.8	32.7
Receivables, less allowances for losses and discounts	1,185.6	1,041.1
Inventories	1,020.8	992.1
Prepaid expenses	40.7	39.3
Assets of discontinued operations		104.8
Total current assets	2,694.6	2,432.7
Investments and other assets:
Equity investments	81.0	96.3
Repair parts inventories	155.8	135.3
Prepaid pension	566.4	488.5
Deposits, receivables, and other assets	448.7	466.5
Goodwill	2,428.1	2,255.2
Assets of discontinued operations		571.7
Total other assets	3,680.0	4,013.5
Property, plant, and equipment, at cost	6,423.1	5,842.6
Less accumulated depreciation	3,473.1	2,968.1
Net property, plant, and equipment	2,950.0	2,874.5
Total assets	$9,324.6	$9,320.7
Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$700.9	$737.2
Current portion of asbestos-related liabilities	210.0	149.0
Accounts payable	957.5	890.2
Other liabilities	661.1	518.4
Liabilities of discontinued operations		70.9
Total current liabilities	2,529.5	2,365.7
Liabilities of discontinued operations		1.6
Long-term debt	3,013.5	4,719.4
Deferred taxes	109.4	111.1
Pension benefits	313.7	335.0
Nonpension postretirement benefits	287.0	293.1
Other liabilities	386.9	392.9
Asbestos-related liabilities	245.5	538.6
Minority share owners’ interests	251.7	206.6
Share owners’ equity:
Convertible preferred stock	452.5	452.5
Common stock	1.7	1.7
Capital in excess of par value	2,420.0	2,329.5
Treasury stock, at cost	(224.6)	(228.4)
Retained deficit	(285.3)	(1,604.4)
Accumulated other comprehensive loss	(176.9)	(594.2)
Total share owners’ equity	2,187.4	356.7
Total liabilities and share owners’ equity	$9,324.6	$9,320.7

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three Months Ended December 31,
	Net Sales		Segment Operating Profit (b)
Selected Segment Information (a)	2007	2006	2007	2006
North America	$537.8	$490.8	$33.5	$22.7
Europe	843.5	721.3	129.2	39.7
Asia Pacific	271.9	227.1	54.5	36.1
South America	283.4	245.0	82.4	58.1
Reportable segment totals	1,936.6	1,684.2	299.6	156.6
Retained corporate costs and other	20.7	15.2	(15.9)	(13.9)
Consolidated totals (c)	$1,957.3	$1,699.4	283.7	142.7
Restructuring and asset impairment			(38.4)
Charge for asbestos related costs			(115.0)	(120.0)
CEO and other transition charges				(20.8)
Curtailment of postretirement benefits in The Netherlands				15.9
Mark to market effect of natural gas hedge contracts				(2.0)
Interest income			12.3	5.0
Interest expense			(88.4)	(81.3)
Provision for income taxes			(24.3)	(17.8)
Minority share owners’ interests in earnings of subsidiaries			(15.3)	(11.7)
Earnings (loss) from continuing operations			$14.6	$(90.0)

	Year Ended December 31,
	Net Sales		Segment Operating Profit (b)
Selected Segment Information (a)	2007	2006	2007	2006
North America	$2,271.3	$2,110.4	$265.1	$187.3
Europe	3,298.7	2,846.6	433.0	249.6
Asia Pacific	934.3	804.9	154.0	102.9
South America	970.7	796.5	254.9	195.0
Reportable segment totals	7,475.0	6,558.4	1,107.0	734.8
Retained corporate costs and other	91.7	92.0	(78.8)	(76.6)
Consolidated totals (c)	$7,566.7	$6,650.4	1,028.2	658.2
Restructuring and asset impairments			(100.3)
Charge for asbestos related costs			(115.0)	(120.0)
CEO and other transition charges				(20.8)
Curtailment of postretirement benefits in The Netherlands				15.9
Mark to market effect of natural gas hedge contracts				(8.7)
Charge for closing the Godfrey, Illinois plant				(29.7)
Interest income			42.3	19.2
Interest expense			(348.6)	(349.0)
Provision for income taxes			(147.8)	(125.3)
Minority share owners’ interests in earnings of subsidiaries			(59.5)	(43.6)
Earnings (loss) from continuing operations			$299.3	$(3.8)

The following notes relate to Segment Operating Profit:

(a)

Amounts related to the Company’s plastics packaging business have been reclassified to discontinued operations following the June 11, 2007 announcement of an agreement to sell the business. The sale was completed on July 31, 2007.

(b)

Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners’ interests in earnings of subsidiaries. Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company presents information on “Operating Profit” because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to Operating Profit is net earnings. The Company presents Segment Operating Profit because management uses the measure, in combination with selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to Consolidated Operating Profit to net earnings is included in the tables above.

(c)	Amount for the year ended December 31, 2007 excludes charges of $100.3 million for restructuring and asset impairments.

Amount for the three months ended December 31, 2007 excludes a charge of $38.4 million for restructuring and asset impairment.

Amount excludes a loss of $2.0 million and $8.7 million for the three months and year ended December 31, 2006, respectively, from the mark to market effect of natural gas hedge contracts.

Amount for the year ended December 31, 2006 excludes a charge of $29.7 million for the closing of the Godfrey, Illinois machine parts manufacturing operation.

Amount for the three months and year ended December 31, 2006 excludes a gain of $15.9 million for the curtailment of postretirement benefits in The Netherlands.

Amount for the three months and year ended December 31, 2006 excludes a charge of $20.8 million for the CEO transition and other costs.

Amount for the three months and year ended December 31, 2007 excludes a charge of $115.0 million to increase the reserve for estimated future asbestos-related costs.

Amount for the three months and year ended December 31, 2006 excludes a charge of $120.0 million to increase the reserve for estimated future asbestos-related costs.